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                                                                    Exhibit 23.5


                              [PC DATA LETTERHEAD]




November 29, 1999

Mr. Edward Loh
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304

Dear Mr. Loh:

PC Data authorizes your use of the following quotation for inclusion in a prospectus document, based on PC Data research.

"According to PC Data, sales of Linux operating system units in retail stores grew from 6,236 in June 1998 to 46,175 in June 1999."

Operating System         6/98 units          6/99 units
Linux                    6,236               $46,175



Scott Sutphin
Research Department

/s/ SCOTT SUTPHIN
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